Exhibit 99.1

ProBank Premieres at First Location

By Bryan Robinson

This is not just an article about another company coming to town.

Instead, this is about a fresh new business with deep Tallahassee roots - a community bank that opened its doors yesterday (September 5, 2007), and beginning next month will be open every day of the week. And that includes Sunday.

The story began in 2005 when two groups of local people came together to merge one idea: solicit local resources to start a community bank and open it to those who want nothing less than the best possible customer service. What began as a small collaboration soon mushroomed into a group of more than 200 investors who have put together in excess of $12 million in resources to begin ProBank.

By focusing on small to mid-sized businesses, their owners, employees and the general public, the goal of ProBank is to help local individuals and businesses grow and prosper.

The first location and main office is at 536 North Monroe St. A second branch at 1812 N. Martin Luther King Blvd. is being retrofitted and is expected to open next month.

Those who have been in Tallahassee for a while will remember the Monroe Street location as the old Moon Jewelry Store. But, except for the jeweler's safe, which has been kept to honor the past, the bank's newly remodeled space leaves little trace of its previous owner.

With decisions about ProBank being made locally, it only made sense to involve the community in various aspects of the new company. Focus groups were formed from a cross section of Tallahassee residents to pick a logo and the colors that would represent the bank.

“It was amazing to see the process unfold,” said Peter S. Rosen, the bank board's co-chairman and president of Benchmark Construction and Cornerstone Realty. “With the community's help, we now have a dynamic bronze, silver and black logo that we hope someday will be commonplace throughout the city.”

“We want to serve the business, its owners, its employees, their friends, their family and their neighbors,” said Roger K. Hobbs, the other board co-chairman and president and COO of The Twin Action Group.

When the group of investors got together to hash out ideas for differentiating the bank from others in town, the idea of opening on Sunday was a natural, said Dr. Javier I. Escobar, an organizing director and medical director of Emergency Services at Tallahassee Memorial Hospital.

"Our market studies showed that there was a strong interest on the part of the local business community for a bank downtown and open seven days a week,” he said.

Editor's Note: Bryan Robinson is president and CEO of ProBank. He previously served as executive vice president and CFO of Premier Bank in Tallahassee for 10 years and then assisted in organizing First Capital Bank, a new community bank in Marianna.